Exhibit 99.1

ITEM 1.	BUSINESS.

TENNECO INC.

The following discussion should be read together with the consolidated financial statements and the notes thereto included in Exhibit 99.4 attached to this Current Report on Form 8-K. All references to notes to our consolidated financial statements refer to the financial statements included in Exhibit 99.4 attached to this Current Report on Form 8-K. The following discussion has been updated subsequent to the filing of the Form 10-K for the year ended December 31, 2017 to reflect a change in reportable segments and the adoption of certain new accounting standards in the first quarter of 2018.

General

Our company, Tenneco Inc., designs, manufactures and distributes highly engineered products for both original equipment vehicle manufacturers (“OEMs”) and the repair and replacement markets, or aftermarket, worldwide. We are one of the world’s largest producers of clean air and ride performance products and systems for light vehicle, commercial truck, off-highway and other vehicle applications. As used herein, the term “Tenneco,” “we,” “us,” “our,” or the “Company” refers to Tenneco Inc. and its consolidated subsidiaries.

We were incorporated in Delaware in 1996. In 2005, we changed our name from Tenneco Automotive Inc. to Tenneco Inc. The name Tenneco better represents the expanding number of markets we serve through our commercial truck and off-highway businesses. Building a stronger presence in these markets complements our core businesses of supplying ride performance and clean air products and systems to original equipment and aftermarket customers worldwide. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TEN.”

Our Internet address is http://www.tenneco.com. We make our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as filed with or furnished to the SEC, available free of charge on our Internet website as soon as reasonably practicable after submission to the SEC. Securities ownership reports on Forms 3, 4 and 5 are also available free of charge on our website as soon as reasonably practicable after submission to the SEC. The contents of our website are not, however, a part of this report. All such statements and reports can also be found at the internet site maintained by the SEC at http://www.sec.gov.

Our Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Audit Committee policy regarding accounting complaints, Code of Ethical Conduct for Financial Managers, Code of Conduct, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Clawback Policy, Insider Trading Policy, policy for communicating with the Board of Directors, and Audit Committee policy regarding the pre-approval of audit, non-audit, tax and other services are available free of charge on our website at www.tenneco.com. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to, or waivers of, our Code of Ethical Conduct for Financial Managers and Code of Conduct by posting this information on our website at www.tenneco.com.

CONTRIBUTIONS OF MAJOR BUSINESSES

For information concerning our operating segments, geographic areas and major products or groups of products, see Note 11 to the consolidated financial statements of Tenneco Inc. included in Item 8. The following tables summarize for each of our reportable segments for the periods indicated: (i) net sales and operating revenues; (ii) earnings before interest expense, income taxes and noncontrolling interests (“EBIT”); and (iii) expenditures for plant, property and equipment. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 for information about certain costs and charges included in our consolidated results; and our three reportable segments (Clean Air, Ride Performance and Aftermarket). Costs related to other business activities, primarily corporate headquarters functions, are disclosed separately from the three operating segments as “Other”. We evaluate segment performance based primarily on earnings before interest expense, income taxes, and noncontrolling interests. Products are transferred between segments and geographic areas on a basis intended to reflect as nearly as possible the “market value” of the products.

Net Sales and Operating Revenues:

	2017		2016		2015
	(Dollar Amounts in Millions)
Clean Air	$6,281	68%	$5,872	68%	$5,493	67%
Ride Performance	1,867	20%	1,640	19%	1,589	19%
Aftermarket	1,291	14%	1,279	15%	1,301	16%
Intersegment sales	(165)	(2)%	(192)	(2)%	(202)	(2)%

Total Tenneco Inc.	$9,274	100%	$8,599	100%	$8,181	100%

EBIT:

	2017		2016		2015
	(Dollar Amounts in Millions)
Clean Air	$421	101%	$432	84%	$371	73%
Ride Performance	61	15%	97	19%	63	12%
Aftermarket	178	43%	191	37%	174	34%
Other	(243)	(59)%	(204)	(40)%	(100)	(19)%

Total Tenneco Inc.	$417	100%	$516	100%	$508	100%

Expenditures for Plant, Property and Equipment:

	2017		2016		2015
	(Dollar Amounts in Millions)
Clean Air	$213	55%	$217	63%	$207	71%
Ride Performance	145	38%	96	28%	66	22%
Aftermarket	27	7%	26	8%	21	7%
Other	—	—%	4	1%	1	—%

Total Tenneco Inc.	$385	100%	$343	100%	$295	100%

Interest expense, income taxes, and noncontrolling interests that were not allocated to our operating segments are:

	2017	2016	2015
	(Millions)
Interest expense (net of interest capitalized)	$73	$92	$67
Income tax expense	70	—	146
Noncontrolling interests	67	68	54

DESCRIPTION OF OUR BUSINESS

We design, manufacture and sell clean air and ride performance systems and products for light vehicle, commercial truck, off-highway and other applications, and generated revenues of $9.3 billion in 2017. We serve both original equipment manufacturers (OEMs) and replacement markets worldwide through leading brands, including Monroe®, Rancho®, Clevite® Elastomers, Axios™, Kinetic®, and Fric-Rot™ ride performance products and Walker®, XNOx®, Fonos™, DynoMax® and Thrush® clean air products.

As a parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs, commercial truck and off-highway engine manufacturers, and aftermarket distribution channels.

Overview of Parts Industry for Vehicles and Engines

The parts industry for vehicles and engines is generally separated into two categories: (1) “original equipment” or “OE” parts that are sold in large quantities directly for use by manufacturers of light vehicles, commercial trucks and off-highway engines; and (2) “aftermarket” or replacement parts that are sold in varying quantities to wholesalers, retailers and installers. In the OE category, parts suppliers are generally divided into tiers — “Tier 1” suppliers that provide their products directly to OEMs, and “Tier 2” or “Tier 3” suppliers that sell their products principally to other suppliers for combination into those other suppliers’ own product offerings.

“Light vehicles” are comprised of: (1) passenger cars and (2) light trucks which include sport-utility vehicles (SUVs), crossover vehicles (CUVs), pick-up trucks, vans and multi-purpose passenger vehicles. Demand for OE light vehicle automotive parts is generally a function of the number of new vehicles produced, which in turn depends on prevailing economic conditions and consumer preferences. Although OE demand is tied to planned vehicle production, parts suppliers also have the opportunity to grow revenues by increasing their product content per vehicle, by further expanding business with existing customers and by serving new customers in existing or new markets. Companies with a global presence and advanced technology, engineering, manufacturing and support capabilities, such as our company, are better positioned to take advantage of these opportunities.

Increasing vehicle emissions regulations are driving opportunities for increasing clean air content on vehicles and engines. Additionally, the increase and expansion in mandated diesel emission control and noise regulations or standards in North America, Europe, China, Japan, Brazil, Russia, India and South Korea have enabled suppliers such as us to serve customers beyond light vehicles. Certain parts suppliers that have traditionally supplied the automotive industry also develop and produce components and integrated systems for commercial truck, off-highway and other applications, such as medium- and heavy-duty trucks, buses, stationary engines, agricultural and construction equipment, locomotive and marine engines and recreational two-wheelers and all-terrain vehicles. We foresee this diversification of content and applications as a source of future growth.

Demand for aftermarket products is driven by general economic conditions, the number of vehicles in operation, the age and distance driven of the vehicle fleet, and the average useful life and quality of vehicle parts. Although more vehicles are on the road than ever before, the aftermarket has experienced longer replacement cycles due to the improved quality and increased average useful life of vehicle parts that has come to pass as a result of technological innovation. Parts suppliers are increasingly being required to deliver innovative aftermarket products to drive increased aftermarket demand. Global economic downturns generally impact aftermarket sales less adversely than OE sales, as customers forego new vehicle purchases and keep their vehicles longer, thereby increasing demand for repair and maintenance parts and services.

Industry Trends

As the dynamics of the customers we serve change, so do the roles, responsibilities and relationships of the participants. Key trends that we believe are affecting parts suppliers include:

General Economic Factors and Production Levels

Global light vehicle production has increased at a steady pace over the past three years, increasing 2% in 2015, 5% in 2016 and 2% in 2017. The overall rate of growth in 2017 was primarily driven by the 20% growth in South America and 4% growth in Europe, while partially offset by 4% decline in North America. IHS Markit projects global light vehicle production will grow 2% in 2018. Production of commercial trucks globally and off-highway equipment in regulated regions has recovered strongly in 2017. Global commercial trucks grew 13% in 2017, 3% in 2016 and declined 14% in 2015. Power Systems Research forecast these markets to be flat in 2018.

Electrification / Hybridization of the Light Vehicle Fleet

There is significant attention on electrification of the light vehicle fleet with both full battery electric vehicles and hybrid powertrains. Electrified vehicles are expected to grow from under 5% of the fleet today to around 34% by 2025, according to IHS Markit, with hybrids expected to make up almost 90% of the electrified fleet in 2025. The fast growing hybrid powertrains need to meet the increasingly stringent emissions standards and currently represent a content growth opportunity for Tenneco.

Autonomous Vehicle and Mobility Trends

Our Monroe® Intelligent Suspension advanced technologies are well-positioned for autonomous driving trends that we expect will require suspensions with “high speed rail” smoothness. Our in-development active suspension technologies tap into the seeing and sensing capabilities embedded in autonomous features to become predictive and isolate the cabin and its occupants from the road surface. In addition, shared mobility trends and the resulting greater vehicle utilization drive wear and tear on the vehicles, increasing the need for replacement parts.

Aftermarket Opportunities in New Markets

Tenneco has strong aftermarket positions in North America, Europe and South America. We expect there to be aftermarket growth opportunities in areas such as China and India, and are investing to position ourselves as a leading aftermarket supplier in these regions. For example, the China car parc is expected to age and grow significantly over the next decade. By 2025, we expect the China aftermarket will be the largest in the world. We are leveraging our market-leading capabilities from mature markets and investing to develop the right distributor base, drive brand recognition, increase product coverage, build the supply chain and promote our experience as an OE-quality supplier.

Increasing Environmental Standards

OE manufacturers and their parts suppliers are designing and developing products to respond to increasingly stringent environmental requirements, growth in engines using diesel and alternative fuels, and increased demand for better fuel economy. Government regulations require substantial reductions in vehicle tailpipe criteria pollutant emissions and longer warranty periods for a vehicle’s pollution control equipment. The products that our clean air division provides reduce the tailpipe emissions of criteria pollutants. In addition, regulations have been adopted to regulate greenhouse gas emissions of carbon dioxide. Reducing CO2 emissions requires improving fuel economy; as a result improved combustion efficiency and reduction of vehicle mass have become priorities. Manufacturers are responding to all of these regulations with new technologies for gasoline- and diesel-fueled vehicles that minimize pollution and improve fuel economy.

As a leading supplier of clean air systems with strong technical capabilities, we are well positioned to benefit from the more rigorous environmental standards being adopted around the world. We continue to expand our investment around the world, in regions such as North America, Europe, China, India, and Japan to capitalize on the growing demand for environmentally friendly solutions for light vehicle, commercial truck and off-highway applications driven by environmental regulations in these regions.

To meet stricter air quality regulations, we have developed and sold diesel particulate filters (DPFs) in Europe, for example, for the Audi A4, BMW 1 series passenger cars and Scania trucks and in North America for GM Duramax engine applications, the Ford Super Duty, the Chrysler Ram Heavy Duty, and off-highway applications for Caterpillar and John Deere in North America and Europe, and Kubota in Japan. These particulate filters, coupled with converters, reduce emissions of particulate matter by up to 90 percent. In addition, we have development and production contracts for our selective catalytic reduction (SCR) systems with light and commercial vehicle manufacturers. These SCR systems reduce emissions of nitrogen oxides by up to 95 percent. In China, South America, Europe, and Japan, we have development and production contracts for complete turnkey SCR systems that include the urea dosing technology acquired in 2007 and now sold globally under the name XNOx®. Regulations in the U.S. and European markets, which require reductions in carbon dioxide emissions and improvements in fuel economy, are creating increased demand for our fabricated manifolds, maniverters, integrated turbocharger/manifold modules, electronic exhaust valves, and lightweight components. Lastly, for various off-highway customers, we offer emission aftertreatment systems designed to meet environmental regulations or their equivalent outside of the U.S. Both commercial truck and off-highway customers are embracing the concept of turnkey aftertreatment systems which require aftertreatment electronic control units (ECUs) as well as related control software which we have developed and sold to several customers.

Increasing Technologically Sophisticated Content

As end users and consumers continue to demand vehicles with improved performance, safety and functionality at competitive prices, the components and systems in these vehicles are becoming technologically more advanced and sophisticated. Mechanical functions are being replaced with electronics; and mechanical and electronic devices are being integrated into single systems. More stringent emission and other regulatory standards are increasing the complexity of the systems as well.

To remain competitive as a parts and systems supplier, we invest in engineering, research and development, spending $158 million in 2017, $154 million in 2016, and $146 million in 2015, net of customer reimbursements. Such expenses reimbursed by our customers totaled $164 million in 2017, $137 million in 2016, and $145 million in 2015, including building prototypes and incurring other costs on behalf of our customers. We also fund and sponsor university and other independent research to advance our clean air and ride performance development efforts.

By investing in technology, we have been able to expand our product offerings and penetrate new markets. For example, we developed DPFs which were first sold in Europe and then offered in North America. Since these original innovations, we have developed T.R.U.E-Clean® systems with our partners, a product used to regenerate DPFs. We have also built prototypes of urea SCR systems for locomotive and marine engines. We expanded our suite of NOx-reduction technologies, developing prototypes of SCR systems using gaseous ammonia, absorbed on a solid salt, as the reductant or a hydrocarbon lean NOx catalyst (HC-LNC for NOx reduction) that relies on hydrocarbons, ethanol, or other reductants instead of urea. We successfully developed and sold fabricated manifolds, previously used only on gasoline engines, into the passenger car diesel segment. We developed our prototype aftertreatment system for large engines, up to 4500 horsepower, used in line haul locomotives. On the ride performance side of our business, we co-developed with Öhlins Racing AB a continuously controlled electronic suspension system offered by OEMs such as Volvo, Audi, Ford, VW, Mercedes Benz and BMW.

Enhanced Vehicle Safety and Handling

To serve the needs of their customers and meet government mandates, OEMs are seeking parts suppliers that invest in new technologies, capabilities and products that advance vehicle safety, such as roll-over protection systems, computerized electronic suspension, and safer, more durable materials. Those suppliers able to offer such innovative products and technologies have a distinct competitive advantage.

Tenneco offers adjustable and adaptive damping as well as semi-active suspension systems designed to improve vehicle stability, handling, safety and control. Our systems are based on various technologies including DRiV™ digital valve, Continuously Variable Semi-Active (CVSA) damping and Kinetic® roll control, and Actively Controlled Car (ACOCAR™). In the aftermarket, we supply premium Monroe® branded brakes that complement our ride performance offerings. In addition, we continue to promote the Safety Triangle™ of Steering-Stopping-Stability to educate consumers about the detrimental effect of worn shock absorbers on vehicle steering and stopping distances.

Outsourcing and Demand for Systems and Modules

OEMs have steadily outsourced more of the design and manufacturing of vehicle parts and systems to simplify the assembly process, lower costs and reduce development times. Furthermore, they have demanded from their parts suppliers fully integrated, functional modules and systems made possible with the development of advanced electronics in addition to innovative, individual vehicle components and parts that may not readily interface together.

Modules and systems being produced by parts suppliers are described as follows:

•

“Modules” are groups of component parts arranged in close physical proximity to each other within a vehicle. Modules are often assembled by the supplier and shipped to the OEM for installation in a vehicle as a unit. Integrated shock and spring units, seats, instrument panels, axles and door panels are examples.

•

“Systems” are groups of component parts located throughout a vehicle which operate together to provide a specific vehicle functionality. Emission control systems, anti-lock braking systems, safety restraint systems, roll control systems and powertrain systems are examples.

This shift towards fully integrated modules and systems created the role of the Tier 1 systems integrator, a supplier responsible for executing a broad array of activities, including design, development, engineering, and testing of component parts, modules and systems. As an established Tier 1 supplier, we have produced modules and systems for various vehicle platforms produced worldwide, including supplying ride performance modules for the Chevrolet Silverado, GMC Sierra, Chevrolet Malibu, Chevrolet Impala and Chevrolet Cruze and emission control systems for the Chevrolet Colorado, GMC Canyon, Ford Super Duty, Ford Focus, Chevrolet Silverado, GMC Sierra, Chevrolet Malibu, Opel Astra, and VW Golf. In addition, we continue to design other modules and systems for platforms yet to be introduced to the global marketplace.

Global Reach of OE Customers

Changing market dynamics are driving OEMs and their parts suppliers to expand their global reach:

•

Growing Importance of Growth Markets: Because the North American and Western European automotive regions are mature, OEMs are increasingly focusing on other markets for growth opportunities, such as India and China. As OEMs have penetrated new regions, growth opportunities for suppliers have emerged.

•

Governmental Tariffs and Local Parts Requirements: Many governments around the world require vehicles sold within their country to contain specified percentages of locally produced parts. Additionally, some governments place high tariffs on imported parts.

•

Location of Production Closer to End Markets: As OEMs and parts suppliers have shifted production globally to be closer to their end markets, suppliers have expanded their reach, capturing sales in other markets and taking advantage where possible of relatively low labor costs.

•	Global Rationalization of OE Vehicle Platforms (described below).

Because of these trends, OEMs are increasingly seeking suppliers capable of supporting vehicle platforms on a global basis. They want suppliers like Tenneco with design, production, engineering and logistics capabilities that can be accessed not just in North America and Europe but also in many other regions of the world.

Global Rationalization of OE Vehicle Platforms

OEMs have standardized on global platforms designing basic mechanical structures that are suitable for a number of similar vehicle models and able to accommodate different features for more than one region. This standardization will drive production of light vehicles designed on global platforms to grow. Accordingly, light vehicle platforms whose annual production exceed one million units are expected to grow from 57 percent of global OE production in 2017 to 61 percent in 2022 based on data provided by IHS Automotive.

With such global platforms, OEMs realize significant economies of scale by limiting variations in items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures and power window and door lock mechanisms. The shift towards standardization can also benefit parts suppliers. They can experience greater economies of scale, lower material costs, and reduced development costs.

Extended Product Life of Automotive Parts

The average useful life of automotive parts, both OE and replacement, has steadily increased in recent years due to technological innovations including longer-lasting materials. As a result, although there are more vehicles on the road than ever before, the global aftermarket has not kept pace with that growth. Accordingly, aftermarket suppliers have focused on reducing costs and providing product differentiation through advanced technology and recognized brand names. With our long history of technological innovation, strong brands and operational effectiveness, we believe we are well positioned to leverage our products and technology.

Changing Aftermarket Distribution Channels and Increased Competition from Lower cost, Private-Label Products

From 2003 to 2017, the number of traditional jobber stores declined in the U.S. Major aftermarket retailers, such as AutoZone and Advance Auto Parts, have continued their work to expand their retail outlets and commercial distribution strategies to sell directly and more effectively to parts installers, which historically had purchased the majority of their needs from local warehouse distributors and jobbers. The size and number of consolidations as well as key customer distribution center footprint expansions have increased in the last few years, including Advance Auto Parts’ purchase of Carquest (which included WorldPac), AutoZone’s purchase of Interamerican Motor Company, O’Reilly Auto Parts’ purchase of V.I.P., and more recently Bond Auto, to expand their entrance into the Northeast U.S. market, and Icahn Enterprises L.P.‘s agreement to acquire Pep Boys and AutoPlus. We are well positioned to respond to these trends and feel our strategy and portfolio of customers are in line with the market changes and opportunities. We make and sell high-quality products marketed under premium brands that appeal to aftermarket retailers and the customers they serve. In addition, our breadth of suspension and emissions control products and a reputation for customer service provide benefits to both wholesalers and retailers.

More recently, our aftermarket business is facing increasing competition from lower cost, private-label products and there is growing pressure to expand our entry level product lines so that retailers may offer a greater range of price points to their consumer customers.

Brands

We have two of the most recognized brands in the industry: Monroe® used for ride control products and Walker® for exhaust products. We differentiate our products and their value proposition with our brands:

•	Monroe®, Kinetic®, Fric-Rot™, Gas-Matic®, Sensa-Trac®, OESpectrum®, and Quick-Strut® for ride performance products,

•	Walker®, Fonos™, XNOx®, Mega-Flow®, Quiet-Flow®, and Tru-Fit® for clean air products,

•	DynoMax® and Thrush® for performance clean air products,

•	Rancho® for suspension products for high performance light trucks, and

•	Clevite® Elastomers and Axios™ for noise, vibration and harshness (NVH) control components.

Customers

We strive to develop long-standing business relationships with our customers around the world. We work collaboratively with our OE customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. For both OE and aftermarket customers, we provide timely delivery of quality products at competitive prices and deliver customer service. With our diverse product mix and numerous facilities in major markets worldwide, we believe we are well positioned to meet customer needs.

In 2017, we served more than 80 different OEMs and commercial truck and off-highway engine manufacturers worldwide, and our products were included on six of the top 10 passenger car models produced for sale in Europe and nine of the top 10 light truck models produced for sale in North America for 2017.

During 2017, our OE customers included the following manufacturers of light vehicles, commercial trucks and off-highway equipment and engines:

North America	Europe	Asia
AM General	Agco Corp	Austem
BMW	AvtoVAZ	Beijing Automotive
Caterpillar	BMW	BMW
CNH Industrial	Caterpillar	Brilliance Automobile
Daimler AG	CNH Industrial (Iveco)	CAMC
FCA	Daimler AG	Chang’an Automotive
Ford Motor	Deutz AG	China National Heavy-Duty Truck Group
General Motors	Ford Motor	Daimler AG
Harley-Davidson	Geely Automobile	Dongfeng Motor
Honda Motors	General Motors	FCA
Hyundai Motor	John Deere	First Auto Works
John Deere	Mazda Motor	Ford Motor
Navistar International	McLaren Automotive	Geely Automobile
Renault/Nissan	Paccar	General Motors
Paccar	PSA Peugeot Citroen	Great Wall Motor
Toyota Motor	Renault/Nissan	Isuzu Motor Company
Volkswagen Group	Suzuki Motor	Jiangling Motors
Volvo Global Truck	Tata Motors	JND
	Toyota Motor	Kubota
	Volkswagen Group	Renault/Nissan
	Volvo Global Truck	SAIC Motor
Tata Motors
Toyota Motor
Weichai Power
Yuchai Group

Australia	South America	India
General Motors	CNH Industrial (Iveco)	Ashok Leyland
Toyota Motor	Daimler AG	BMW

FCA	Daimler AG
Ford Motor	Ford Motor
General Motors	General Motors
John Deere	John Deere
PSA Peugeot Citroen	Mahindra & Mahindra
Randon S.A.	Renault/Nissan
Renault/Nissan	Suzuki Motor
Toyota Motor	Tata Motors
Volkswagen Group	Toyota Motor
Volkswagen Group

The following customers accounted for 10 percent or more of our net sales in any of the last three years.

Customer	2017	2016	2015
General Motors Company	14%	17%	15%
Ford Motor Company	13%	13%	14%

During 2017, our aftermarket customers were comprised of full-line and specialty warehouse distributors, retailers, jobbers, installer chains and car dealers. These customers included National Auto Parts Association (NAPA)/Alliance, Advance Auto Parts, O’Reilly Auto Parts, and AutoZone in North America; Auto Teile Ring, Autodistribution International, Nexus Automotive International, Temot Autoteile GmbH, and Group Auto Union in Europe; and Rede Presidente in South America. We believe our aftermarket revenue mix is balanced, with our top 10 aftermarket customers accounting for 65 percent of our net aftermarket sales and our aftermarket sales representing 14 percent of our total net sales in 2017.

Competition

We operate in highly competitive markets. Customer loyalty is a key element of competition in these markets and is developed through long-standing relationships, customer service, high quality value-added products and timely delivery. Product pricing and services provided are other important competitive factors.

As a supplier of OE and aftermarket parts, we compete with the vehicle manufacturers, some of which are also customers of ours, and numerous independent suppliers. For OE sales, we believe that we rank among the top two suppliers for certain key clean air and ride performance products and systems in many regions of the world. In the aftermarket, we believe that we are a leader in supplying clean air and ride performance products for light vehicles for the key applications we serve throughout the world.

Seasonality

Our OE and aftermarket businesses are somewhat seasonal. OE production is historically higher in the first half of the year compared to the second half. It typically decreases in the third quarter due to OE plant shutdowns for model changeovers and European holidays, and softens further in the fourth quarter due to reduced production during the end-of-year holiday season in North America and Europe generally. Our aftermarket operations, also affected by seasonality, experience relatively higher demand during the spring as vehicle owners prepare for the summer driving season.

While seasonality does impact our business, actual results may vary from the above trends due to global and local economic dynamics as well as industry-specific platform launches and other production-related events. During periods of economic recession, OE sales traditionally decline due to reduced consumer demand for automobiles and other capital goods. Aftermarket sales tend not to be as adversely affected during periods of economic downturn, as consumers forego new vehicle purchases and keep their vehicles longer, thereby increasing demand for repair and maintenance services. By participating in both the OE and aftermarket segments, we generally see a smaller revenue decline during economic downturns than the overall change in OE production.

Clean Air Systems

Vehicle emission control products and systems play a critical role in safely conveying noxious exhaust gases away from the passenger compartment and reducing the level of pollutants and engine exhaust noise emitted to acceptable levels. Precise engineering of the exhaust system — which extends from the manifold that connects an engine’s exhaust ports to an exhaust pipe, to the catalytic converter that eliminates pollutants from the exhaust, and to the muffler that modulates noise emissions — leads to a pleasantly tuned engine sound, reduced pollutants and optimized engine performance.

We design, manufacture and distribute a variety of products and systems designed to reduce pollution and optimize engine performance, acoustic tuning and weight, including the following:

•

Catalytic converters and diesel oxidation catalysts — Devices consisting of a substrate coated with precious metals enclosed in a steel casing used to reduce harmful gaseous emissions such as carbon monoxide;

•	Diesel Particulate Filters (DPFs) — Devices to capture and regenerate particulate matter emitted from diesel engines;

•	Burner systems — Devices which actively combust fuel and air inside the exhaust system to create extra heat for DPF regeneration, or to improve the efficiency of SCR systems;

•	Lean NOx traps — Devices which reduce nitrogen oxide (NOx) emissions from diesel powertrains using capture and store technology;

•	Hydrocarbon vaporizers and injectors — Devices to add fuel to a diesel exhaust system in order to regenerate particulate filters or Lean NOx traps;

•

Selective Catalytic Reduction (SCR) systems — Devices which reduce NOx emissions from diesel powertrains using urea mixers and injected reductants such as Verband der Automobil industrie e.V.‘s AdBlue® or Diesel Exhaust Fluid (DEF);

•

SCR-coated diesel particulate filters (SDPF) systems — Lightweight and compact devices combining the SCR catalyst and the particulate filter onto the same substrate for reducing NOx and particulate matter emissions;

•	Urea dosing systems — Systems comprised of a urea injector, pump, and control unit, among other parts, that dose liquid urea onto SCR catalysts;

•	Four-way catalysts — Devices that combine a three-way catalyst and a particulate filter onto a single device by having the catalyst coating of a converter directly applied onto a particulate filter;

•

Alternative NOx reduction technologies — Devices which reduce NOx emissions from diesel powertrains, by using, for example, alternative reductants such as diesel fuel, E85 (85% ethanol, 15% gasoline), or solid forms of ammonia;

•	Mufflers and resonators — Devices to provide noise elimination and acoustic tuning;

•

Fabricated exhaust manifolds — Components that collect gases from individual cylinders of a vehicle’s engine and direct them into a single exhaust pipe. Fabricated manifolds can form the core of an emissions module that includes an integrated catalytic converter (maniverter) and/or turbocharger;

•	Pipes — Utilized to connect various parts of both the hot and cold ends of an exhaust system;

•	Hydroformed assemblies — Forms in various geometric shapes, such as Y-pipes or T-pipes, which provide optimization in both design and installation as compared to conventional pipes;

•	Elastomeric hangers and isolators — Used for system installation and elimination of noise and vibration, and for the improvement of useful life; and

•	Aftertreatment control units — Computerized electronic devices that utilize embedded software to regulate the performance of active aftertreatment systems, including the control of sensors, injectors, vaporizers, pumps, heaters, valves, actuators, wiring harnesses, relays and other mechatronic components.

For the catalytic converters, SCR system and other substrate-based devices we sell, we need to procure substrates coated with precious metals or in the case of catalytic converter systems only, purchase the complete systems. We obtain these components and systems from third parties, often at the OEM’s direction, or directly from OE vehicle and engine manufacturers. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on our sales of these products.

We supply our clean air offerings to approximately 25 light vehicle manufacturers, including five of the top 10 passenger car models produced in Europe and eight of the top 10 light truck models produced in North America for 2017. We also supply clean air products to approximately 30 manufacturers of commercial trucks, off-highway equipment and engines, and other vehicles including BMW Motorcycle, Caterpillar, CNHTC, Daimler Trucks, Deutz, FAW Truck, Ford, Harley-Davidson, John Deere, Kubota, Scania and Weichai Power.

We acquired our original clean air product line in 1967 with the acquisition of Walker Manufacturing Company, which was founded in 1888, and became one of Europe’s leading OE clean air systems suppliers with the acquisition of Heinrich Gillet GmbH & Co. in 1994. Throughout this document, the term “Walker” refers to our subsidiaries and affiliates that produce clean air products and systems.

Ride Performance Systems

Superior ride control is governed by a vehicle’s suspension system, including shock absorbers and struts. Shock absorbers and struts maintain the vertical loads placed on vehicle tires, helping keep the tires in contact with the road. Vehicle steering, braking, acceleration and safety depend on maintaining contact between the tires and the road. Worn shocks and struts can allow excessive transfer of the vehicle’s weight — from side to side, known as “roll;” from front to rear, called “pitch;” or up and down, “bounce.” Because shock absorbers and struts are designed to control the vertical loads placed on tires, they provide resistance to excessive roll, pitch and bounce.

We design, manufacture and distribute a variety of ride performance products and systems including:

•	Shock absorbers — A broad range of mechanical shock absorbers and related components for light- and heavy-duty vehicles, including twin-tube and monotube shock absorbers;

•	Struts — A complete line of struts and strut assemblies for light vehicles;

•

Vibration control components (Clevite® Elastomers, Axios™) — Generally, rubber-to-metal bushings and mountings to reduce vibration between metal parts of a vehicle. Offerings include a broad range of suspension arms, rods and links for light- and heavy-duty vehicles;

•	Monroe® Intelligent Suspension Portfolio:

•

Kinetic® suspension technology — A suite of roll-control and nearly equal wheel-loading systems ranging from simple mechanical systems to complex hydraulic systems featuring proprietary and patented technology. We have won the PACE Award for our Kinetic® suspension technology;

•	Dual-mode suspension—An adaptive suspension solution used for small- and medium-sized vehicles that provides drivers a choice of two suspension modes such as comfort and sport;

•

Semi-active and active suspension systems — Shock absorbers and suspension systems such as CVSAe and ACOCAR™ that electronically adjust a vehicle’s performance based on certain inputs such as steering and braking; and

•	Kinetic H2/CVSA Continuously Variable Semi Active suspension system (Formerly known as CES) — In 2011, we won the Supplier of the Year award from Vehicle Dynamics International magazine, which recognizes outstanding achievement in global automotive suspension and chassis engineering, for the Kinetic H2/CVSA Continuously Variable Semi Active suspension system installed on the McLaren MP4-12C; and

•	Other — We also offer other ride performance products such as load assist products, springs, steering stabilizers, adjustable suspension systems, suspension kits and modular assemblies.

We supply our ride performance offerings to approximately 25 light vehicle manufacturers, including five of the top 10 passenger car models produced in Europe and eight of the top 10 light truck models produced in North America for 2017. We also supply ride performance products and systems to approximately 40 manufacturers of commercial truck, off-highway and other vehicles including Caterpillar, Daimler Trucks, John Deere, Navistar, Paccar, Scania and Volvo Truck.

We entered the ride performance product line in 1977 with the acquisition of Monroe Auto Equipment Company, which was founded in 1916 and which introduced the world’s first modern tubular shock absorber in 1930. When the term “Monroe” is used in this document it refers to our subsidiaries and affiliates that produce ride performance products and systems.

Aftermarket Systems

We engineer, manufacture, market and distribute leading, brand-name products to a diversified and global aftermarket customer base. Two of the most recognized brand-name products in the automotive parts industry are Monroe® ride performance products and Walker® clean air products, which have been offered to consumers since the 1930s. We believe our brand equity in the aftermarket is a key asset especially as customers consolidate and distribution channels converge.

In the clean air systems aftermarket, we manufacture, market and distribute replacement mufflers for virtually all North American, European, and Asian light vehicle models under brand names including Quiet-Flow® and Tru-Fit® in addition to offering a variety of other related products such as pipes and catalytic converters (Walker® Perfection). We also serve the specialty exhaust aftermarket with offerings that include Mega-Flow® exhaust products for heavy-duty vehicle applications and DynoMax® high performance exhaust products. We continue to emphasize product-value differentiation with other aftermarket brands such as Walker®, Thrush® and Fonos™.

In the ride performance aftermarket, we manufacture, market and distribute replacement shock absorbers for virtually all North American, European and Asian light vehicle models under several brand names including Gas-Matic®, Sensa-Trac®, Monroe® Reflex® and Monroe® Adventure™, Quick-Strut®, as well as Clevite® Elastomers and Axios™ for elastomeric vibration control components. We also sell ride performance offerings for commercial truck and other aftermarket segments, such as our Gas-Magnum® shock absorbers for the North American commercial category.

Financial Information About Geographic Areas

Refer to Note 11 of the consolidated financial statements of Tenneco Inc. included in Item 8 of this report for financial information about geographic areas.

Sales, Marketing and Distribution

We have separate and distinct sales and marketing efforts for our OE and aftermarket businesses.

For OE sales, our sales and marketing team is an integrated group of professionals, including skilled engineers and program managers, who are organized by customer and product type (e.g., ride performance and clean air). Our sales and marketing teams are centered on meeting the customer’s needs with products and services on time; maximizing profit for our investors while financing continued growth and product development; and developing a common system approach to create a superior customer experience. Our teams provide the appropriate mix of operational and technical expertise needed to interface successfully with the OEMs. Our business capture process involves working closely with the OEM platform engineering and purchasing teams. Bidding on OE automotive platforms typically encompasses many months of engineering and business development activity. Throughout the process, our sales team, program managers and product engineers assist the OE customer in defining the project’s technical and business requirements. A normal part of the process includes our engineering and sales personnel working on customers’ integrated product teams, and assisting with developing component/system specifications and test procedures. Given that the clean air and ride performance operations involve long-term production contracts awarded on a platform-by-platform basis, our strategy is to leverage our engineering expertise and strong customer relationships to target and win new business and increase operating margins.

For aftermarket sales and marketing, our sales force is generally organized by customer and region and covers multiple product lines. We sell aftermarket products through four primary channels of distribution: (1) the traditional three-step distribution system of full-line warehouse distributors, jobbers and installers; (2) the specialty two-step distribution system of specialty warehouse distributors that carry only specified automotive product groups and installers; (3) direct sales to retailers; and (4) direct sales to installer chains. Our aftermarket sales and marketing representatives cover all levels of the distribution channel, stimulating interest in our products and helping our products move through the distribution system. Also, to generate demand for our products from end-users, we run print, online and outdoor advertisements and offer pricing promotions. We offer business-to-business services to customers with TA-Direct, an on-line order entry and customer service tool. In addition, we maintain detailed web sites for each of our Walker®, Monroe®, Rancho®, DynoMax®, and Monroe® brake brands and our heavy-duty products.

Manufacturing and Engineering

We focus on achieving superior product quality at the lowest delivered cost possible using productive, reliable and safe manufacturing processes to achieve that goal. Our manufacturing strategy is a component of our Tenneco Business System (TBS) which is a holistic approach to how we work that creates standardized processes and gives us a common business language across business units and geographies. By driving speed and predictability, the Tenneco Business System enables us to accelerate growth, achieve cost leadership and create high-performance teams. Manufacturing Operations is one of the value streams that comprise the Tenneco Business System. It is focused on optimizing operations across all Tenneco manufacturing facilities to drive predictable performance and become the global benchmark. Within the Manufacturing Operations value stream, there are nine principles: health and safety; environmental management; continuous improvement; design for manufacturing; total quality management; material control; visual management; total productive maintenance; and high performance teams. Our goal is to have zero accidents, zero problems with deliveries, zero quality issues, and zero waste. When we eliminate these issues, we will deliver better service to our customers because we’ll have better quality and better cost. We’ll have a safer environment for our employees, and we’ll become more predictable. We deploy new technology to differentiate our products from our competitors’ and to achieve higher quality and productivity. We continue to adapt our capacity to customer demand, both expanding capabilities in growth areas as well as reallocating capacity away from segments in decline.

Clean Air

We operate 64 clean air manufacturing facilities worldwide, of which 16 facilities are located in North America, 21 in Europe and South America, and 27 in Asia Pacific. We operate 17 of the manufacturing facilities in Asia Pacific through joint ventures in which we hold a controlling interest. We operate five clean air engineering and technical facilities worldwide and share three other such facilities with our ride performance operations. Of the five clean air engineering and technical facilities, one is located in North America, two in

Europe, and two in Asia Pacific. In addition, two joint ventures in which we hold a noncontrolling interest operate a total of two manufacturing facilities in Europe.

Our clean air manufacturing operations are organized by core competency: final assembly welding, muffler manufacturing, catalytic converter canning, pipe bending, pipe making and stamping. All sites are deploying a focused factory operating model around these competencies, promoting efficient production and material management in a safe environment. Effective sharing of best business practices and engaged employees enable us to rapidly improve manufacturing operations to best in class. To continuously drive improvement we deployed and operate within the Tenneco Business System, which focuses on execution of Tenneco requirements in seven specific areas (total quality management, total productive maintenance, continuous improvement, visual factory, safety, environmental, and materials management).

We continue to invest in equipment, infrastructure and new processes to remain competitive, serve our customers and deliver industry cost leadership. Our industry leading global clean air manufacturing footprint employs a strategy of final assembly JIT (just in time) manufacturing sites close to our customers and centres of excellence for component manufacturing. Most recently manufacturing has continued to develop laser welding for various products including mixer production, introduced precision assembly for acoustic valves and increased levels of automation across all core competencies.

To strengthen our position as a Tier 1 OE systems supplier, we have developed some of our clean air manufacturing operations into “just-in-time” or “JIT” systems. In this system, a JIT facility located close to our OE customer’s manufacturing plant receives product components from both our manufacturing operations and independent suppliers, and then assembles and ships products to the OEMs on an as-needed basis. To manage the JIT functions and material flow, we have advanced computerized material requirements planning systems linked with our customers’ and supplier partners’ resource management systems. We have 25 clean air JIT assembly facilities worldwide, of which four facilities are located in North America, nine in Europe, and 12 in Asia Pacific.

Our engineering capabilities include advanced predictive design tools, advanced prototyping processes and state-of-the-art testing equipment. These technological capabilities make us a “full system” integrator to the OEMs, supplying complete emission control systems from the manifold to the tailpipe, to provide full emission and noise control. We expanded our engineering capabilities with acquisitions in 2007 and 2012 of Combustion Component Associates’ technology for use in mobile emission and stationary engine applications, respectively. That technology, with its urea and hydrocarbon injectors, electronic controls and software, is marketed and sold globally under the XNOx® name for use in selective catalytic reduction (SCR) and other exhaust aftertreatment systems. We also offer a complete suite of alternative full system NOx aftertreatment technologies, including the Hydrocarbon Lean NOx Catalyst (HC-LNC) technology under joint development with General Electric, and Solid SCR™ technology licensed from Amminex, an engineering and manufacturing company located in Denmark. We also developed advanced predictive engineering tools, including KBM&E (Knowledge Based Manufacturing & Engineering). The innovation of our KBM&E (which we call TEN-KBM&E) is a modular toolbox set of CAD embedded applications for manufacturing and engineering compliant design. The encapsulated TEN-KBM&E content is driven by an analytical method which continuously captures and updates the knowledge of our main manufacturing and engineering processes. Our global engineering capabilities are standardized through the use of the ATLAS Global PDM (Product Data Management) system, enabling a more efficient transfer of knowledge around the world.

Ride Performance

We operate 28 ride performance manufacturing facilities worldwide, of which nine facilities are located in North America, ten in Europe and South America, and nine in Asia Pacific. We operate two of the facilities through joint ventures in which we hold a controlling interest, one in Europe and another one in Asia. We operate seven engineering and technical facilities worldwide and share three other such facilities with our clean air operations. Of the seven ride performance engineering and technical facilities, two are located in North America, four in Europe and South America, and one in Asia Pacific.

Within each of our ride performance manufacturing facilities, operations are organized by product (e.g., shocks, struts and vibration control products) and include computer numerically controlled and conventional machine centers; tube milling and drawn-over-mandrel manufacturing equipment; metal inert gas and resistance welding; powdered metal pressing and sintering; chrome plating; stamping; and assembly/test capabilities. Our manufacturing systems incorporate cell-based designs, allowing work-in-process to move through the operation with greater speed and flexibility.

To strengthen our position as a Tier 1 OE module supplier, we have developed four of our ride performance manufacturing facilities into JIT assembly facilities located in Europe and India.

In designing our shock absorbers and struts, we use advanced engineering and test capabilities to provide product reliability, endurance and performance. Our engineering capabilities feature advanced computer-aided design equipment and testing facilities. Our dedication to innovative solutions has led to such technological advances as:

•	Adaptive damping systems — adapt to the vehicle’s motion to better control undesirable vehicle motions;

•	Electronically adjustable suspensions — change suspension performance based on a variety of inputs such as steering, braking, vehicle height, and velocity; and

•	Air leveling systems — manually or automatically adjust the height of the vehicle.

Conventional shock absorbers and struts generally develop an appropriate compromise between ride comfort and handling. Our innovative gas-charged shock absorbers and struts provide both ride comfort and vehicle control, resulting in improved handling, reduced vibration and a wider range of vehicle control. This technology can be found in our premium quality OESpectrum® shock absorbers. We further enhanced this technology by adding the SafeTech™ fluon banded piston, which improves shock absorber performance and durability. We introduced the Monroe® Reflex® shock absorber, which incorporates our Impact Sensor™ device. This technology permits the shock absorber to automatically switch in a matter of milliseconds between firm and soft compression damping when the vehicle encounters rough road conditions, and thus maintaining better tire-to-road contact and improving handling and safety. We developed the Quick-Strut® which simplifies and shortens the installation of aftermarket struts. This technology combines the spring and upper mount into a single, complete module, eliminating the need for special tools and skills required previously. We have also developed an innovative computerized electronic suspension system, which features dampers developed by Tenneco and electronic valves designed by Öhlins Racing AB. The Continuously Variable Semi Active (“CVSA”) electronic suspension ride performance system is featured on Audi, Volvo, Ford, Volkswagen, BMW, and Mercedes Benz vehicles. To help make electronic suspension more affordable to a wider range of vehicles, we are designing an innovative, electronically-controlled DRiV™ suspension system that features hydraulic valve technology we purchased in 2014 from Sturman Industries.

Aftermarket

We operate six Aftermarket production facilities worldwide, three in North America, one in Europe, and two in Asia Pacific. We share engineering testing facilities with our clean air and ride performance operations. In addition, we operate 27 distribution centers worldwide, four in North America, one in South American, 14 in Europe, and 8 in Asia Pacific. Eight of these are third party logistics providers.

Quality Management

Tenneco’s Quality Management System is an important part of product and process development and validation. Design engineers establish performance and reliability standards in the product’s design stage, and use prototypes to confirm that the component/system can be manufactured to specifications. Quality Management is also integrated into the launch and manufacturing process, with team members at every stage of the work-in-process, ensuring finished goods are being fabricated to meet customers’ requirements.

The Quality Management System is detailed in Tenneco’s Global Quality Manual. The Global Quality Manual complies with the IATF 16949:2016 and ISO 9001:2015 specifications, and customers’ specific requirements. We continue to implement and monitor all new and proposed required standards in advance of their due date. All of Tenneco’s manufacturing facilities, where it has been determined that certification is necessary to serve the customer, or would provide an advantage in securing additional business, have successfully achieved the applicable standard’s requirements. Additionally, each employee is expected to follow the relevant standards, policies, and procedures contained in the Global Quality Manual.

Global Procurement Management

Our direct and indirect material costs represent a significant component of our cost structure. To ensure that our material acquisition process provides both a local and global competitive advantage, in addition to meeting regional legislative requirements, we have designed globally integrated standard processes which are managed by global teams of commodity specialists. Each global commodity strategy is tailored to regional requirements while leveraging our global scale to deliver the most cost effective solutions at a local level.

Business Strategy

We strive to strengthen our global market position by designing, manufacturing, delivering and marketing technologically innovative clean air and ride performance products and systems for OEMs and the aftermarket. We work toward achieving a balanced mix of products, markets and customers by capitalizing on emerging trends, specific regional preferences and changing customer requirements. We target both mature and developing markets for light vehicles, commercial trucks, off-highway engines and other vehicle or engine applications. We further enhance our operations by focusing on operational excellence in all functional areas.

The key components of our business strategy are described below:

Develop and Commercialize Advanced Technologies

We develop and commercialize technologies that allow us to expand into new, fast-growing market segments and serve our existing customers. By anticipating customer needs and preferences, we design advanced technologies that meet global market needs. For example, to help our customers meet the increasingly stringent emissions regulations being introduced around the world, we offer several technologies designed to reduce NOx emissions from passenger, commercial truck and off-highway vehicles. These technologies include an integrated Selective Catalytic Reduction (SCR) system that incorporates our XNOx® technology, electrical valves for diesel-powered vehicles with low-pressure exhaust gas recirculation systems, and diesel and gasoline particulate filters. We also offer a NOx absorber and a hydrocarbon lean NOx catalyst system, thermal management solutions, such as our T.R.U.E.-Clean® active diesel particulate filter system and, through a consortium, thermoelectric generators that convert waste exhaust heat into electrical energy.

We expect demand for our products to continue to rise over the next several years. Advanced aftertreatment exhaust systems are required to comply with emissions regulations that affect light, commercial truck and off-highway vehicles as well as locomotive, marine and stationary engines. In addition, vehicle manufacturers are offering greater comfort, handling and safety features with products such as electronic suspension and adjustable dampers. Our CVSA electronic suspension dampers, which we co-developed with Öhlins Racing AB, are now sold to Volvo, Audi, Mercedes, VW, BMW, and Ford, among others, and our Clevite® engineered elastomers to manufacturers with unique NVH requirements. Our newest electronic suspension product DRiV™ is the first industry example of multiple digital valves coupled with smart switching for use in ride performance products that results in faster response, lighter weight, and reduced power consumption compared to existing analog products.

We continue to focus on introducing highly engineered systems and complex assemblies and modules that provide value-added solutions to our customers and increase our content on vehicles. Having many of our engineering and manufacturing facilities integrated electronically, we believe, has helped our products continue to be selected for inclusion in top-selling vehicles. In addition, our just-in-time and in-line sequencing manufacturing processes and distribution capabilities have enabled us to be more responsive to our customers’ needs.

Penetrate Adjacent Market Segments

We seek to penetrate a variety of adjacent sales opportunities and achieve growth in higher-margin businesses by applying our design, engineering and manufacturing capabilities. For example, we aggressively leverage our technology and engineering leadership in clean air and ride performance into adjacent sales opportunities for heavy-duty trucks, buses, agricultural equipment, construction machinery and other vehicles in other regions around the world.

We design and launch clean air products for commercial truck and off-highway customers such as Caterpillar, for whom we are their global diesel clean air system integrator, John Deere, Navistar, Deutz, Daimler Trucks, Scania, Weichai Power, FAW Group and Kubota.

We engineer and build modular NOx-reduction systems for large engines that meet standards of the International Maritime Organization, among others. In 2015, we received three Product Design Assessment (PDA) certificates from the American Bureau of Shipping, one of the world’s leading ship-classification societies, and two Approved-In-Principle (AIP) certificates from DNV GL, another leading global classification society and recognized advisor of the maritime industry.

Our revenues generated by our commercial truck, off-highway and other business sectors were 12 percent of our total annual OE revenues in 2017 and 11 percent in 2016.

Expand and Adjust Manufacturing Footprint and Engineering Capabilities

We continue to expand and adjust our global footprint to serve OE and aftermarket customers, building our capabilities to engineer and produce cost competitive, cutting-edge products around the world. In 2015, we opened new facilities in Jeffersonville, Indiana, Sanand, India, Stanowice, Poland and Suzhou, China. We also expanded our manufacturing operations in Celaya, Mexico that produce dampers and other ride performance products for light vehicles and commercial trucks and in Tredegar, U.K. to support growth on significant incremental new business. In addition, we built out our engineering capabilities in Poland, as well as the expansion of our testing capabilities in Germany. In 2016, we opened new facilities in Spring Hill, Tennessee and Lansing, Michigan to support our customers’ growth. We also expanded our manufacturing operations in Puebla, Mexico and Birmingham, UK to support growth on significant incremental business. In addition, we built out our testing capabilities in Zwickau, Germany. In 2017, we continued expanding our operations in Puebla as well as expanded capacity in Cangzhou, China. We also expanded production in our Poland plant to meet increasing demand for our Aftermarket ride control products.

Besides expanding our manufacturing footprint and engineering capabilities to serve new customers or markets, we are re-aligning our production, supply chain and other operational functions to ensure standardization, remove redundancies, reduce transit costs, leverage economies of scale, and optimize manufacturing productivity. Adjusting to customer volumes we closed our assembly plant in St. Petersburg, Russia in 2016. In June 2017, we announced the closing of our Clean Air manufacturing plant in O’Sullivan Beach, Australia when General Motors and Toyota end vehicle production in the country, which occurred in October 2017.

Maintain Our Aftermarket Leadership

We provide value differentiation by creating product extensions bearing our various brands. For example, we offer Monroe® OESpectrum® dampers, Walker® Quiet-Flow® mufflers, Rancho® ride performance products,

DynoMax® exhaust products and Walker Ultra® catalytic converters, and in Europe, Walker and Aluminox Pro™ mufflers. Further, we market Monroe® Springs, Monroe® Steering and Suspension, and Monro-Magnum® (bus and truck shock line) in Europe and continue to grow our Monroe® Brake pads in North America. We continue to explore other opportunities for developing new product lines that will be marketed under our existing, well-known brands.

We strive to gain additional market share in the aftermarket business by adding new product offerings and increasing our market coverage of existing brands and products. For one, we offer an innovative ride performance product, the Quick-Strut®, that combines the dampers, spring and upper mount into a single, complete module that simplifies and shortens the installation process, eliminating the need for the special tools and skills required previously. Additionally, we find ways to benefit from the consolidation of, and the regional expansion by, our customers and gain business from our competitors given our strength and understanding in the markets and channels in which we do business.

As the number of global vehicles in operation continue to increase and age, we intend to support the independent Aftermarket growth by ensuring we have the proper product coverage, manufacturing capacity, distribution capability, customer relationships, and world-leading marketing, training, and support services.

Our success in the aftermarket strengthens our competitive position with OEMs, and vice versa. We gain timely market and product knowledge that can be used to modify and enhance our offerings for greater customer acceptance. We also can readily introduce aftermarket products by leveraging our experience in the OE market. An example of such is our suite of manifold converters and diesel particulate filters which were first sold in the OE market and then tailored for the aftermarket.

Execute Focused Transactions

We have successfully identified and capitalized on acquisitions, alliances and divestitures to achieve strategic growth and alignment. Through these transactions, we have (1) expanded our product portfolio with complementary technologies; (2) realized incremental business from existing customers; (3) gained access to new customers; (4) achieved leadership positions in geographic regions outside North America; and (5) re-focused on areas that will contribute to our profitable growth.

We have a licensing agreement for T.R.U.E.-Clean®, an exhaust aftertreatment technology used for automatic and active regeneration of Diesel Particulate Filters (DPFs), with Woodward Governor Company. This is an example of a technology which complements our array of existing clean air products, allowing us to provide integrated exhaust aftertreatment systems to commercial truck, off-highway and other vehicle manufacturers.

In July 2015, we announced our intention to discontinue our Marzocchi motorcycle fork suspension product line and our mountain bike suspension product line, and liquidate our Marzocchi operations. In November 2015, we closed on the sale of certain assets related to our Marzocchi mountain bike suspension product line to the affiliates of Fox Factory Holding Corp.; and in December 2015, we closed on the sale of the Marzocchi motorcycle fork product line to an Italian company, VRM S.p.A.

In March 2016, we completed the disposition of the Gijon, Spain plant and signed an agreement to transfer ownership of the manufacturing facility in Gijon to German private equity fund Quantum Capital Partners A.G. (QCP). The transfer to QCP was effective March 31, 2016 and under a three year manufacturing agreement, QCP will also continue as a supplier to Tenneco.

In April 2017, we sold our 49% equity interest in the Futaba-Tenneco U.K. joint venture entity which produces stamped metal parts to our partner in that joint venture, Futaba Industrial Co., Ltd.

We intend to continue to pursue strategic alliances, joint ventures, acquisitions and other transactions that complement or enhance our existing products, technology, systems development efforts, customer base and/or global presence. We will align with companies that have proven products, proprietary technology, advanced research capabilities, broad geographic reach, and/or strong market positions to further strengthen our product leadership, technology position, global reach and customer relationships.

Adapt Cost Structure to Economic Realities

We aggressively respond to difficult economic environments, aligning our operations to any resulting reductions in production levels and replacement demand and executing comprehensive restructuring and cost-reduction initiatives. For example, on January 31, 2013, we announced our intent to reduce structural costs in Europe by approximately $60 million annually. With the disposition of the Gijon, Spain plant, which was completed at the end of the first quarter of 2016, the annualized rate essentially reached our target of $55 million, at the current exchange rates. In November 2015, we closed on the sale of certain assets related to our Marzocchi mountain bike suspension product line to the affiliates of Fox Factory Holding Corp.; and in December 2015, we closed on the sale of the Marzocchi motorcycle fork product line to an Italian company, VRM S.p.A. These actions were a part of our ongoing efforts to optimize our Ride Performance product line globally while continuously improving our operations and increasing profitability. In June 2017, we announced the closing of our Clean Air manufacturing plant in O’Sullivan Beach, Australia when General Motors and Toyota end vehicle production in the country, which occurred in October 2017. All such restructuring activities related to this initiative are expected to be completed by the first quarter of 2018.

Strengthen Operational Excellence

We will continue to focus on operational excellence by optimizing our manufacturing footprint, enhancing our Six Sigma processes and Lean productivity tools, developing further our engineering capabilities, managing the complexities of our global supply chain to realize purchasing economies of scale while satisfying diverse and global requirements, and supporting our businesses with robust information technology systems. We will make investments in our operations and infrastructure as required to achieve our strategic goals. We will be mindful of the changing market conditions that might necessitate adjustments to our resources and manufacturing capacity around the world. We will remain committed to protecting the environment as well as the health and safety of our employees.

Environmental Matters

For additional information regarding environmental matters, see Item 3, “Legal Proceedings,” Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 12 of the consolidated financial statements included in Item 8.

Employees

As of December 31, 2017, we had approximately 32,000 employees of whom approximately 44 percent were covered by collective bargaining agreements. European works councils cover 15 percent of our total employees, a majority of whom are also included under collective bargaining agreements. Several of our existing labor agreements covering plants in Mexico, Argentina, Brazil, Europe, India and Thailand are expiring in 2018. We regard our employee relations as satisfactory.

Other

The principal raw material that we use is steel. We obtain steel from a number of sources pursuant to various contractual and other arrangements. We believe that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers. We address price increases by evaluating alternative materials and processes, reviewing material substitution opportunities, increasing component sourcing and parts assembly in best cost countries, strategically pursuing regional and global purchasing strategies for specific commodities, and aggressively negotiating with our customers to allow us to recover these higher costs from them.

We hold a number of domestic and foreign patents and trademarks relating to our products and businesses. We manufacture and distribute our aftermarket products primarily under the Walker® and Monroe® brand names, which are well-recognized in the marketplace and are registered trademarks. We also market certain of our clean air products to OE manufacturers under the names Solid SCR™ and XNOx®. The patents, trademarks and other intellectual property owned by or licensed to us are important in the manufacturing, marketing and distribution of our products.